Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (File No. 333-146605) on Form F-1 of our report dated August 17, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) relating to the consolidated financial statements and the related schedule of CNinsure Inc. incorporated by reference in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

October 30, 2007